For Immediate Release
                                                                February 8, 2005

               Valmont's Fourth Quarter Net Earnings Increase 52%
                            On 26% Increase in Sales

Fourth Quarter Highlights:

     o Net sales rose 26% due to the impact of fiscal 2004 acquisitions, product pricing reflective of higher steel costs and improved volumes in the Engineered Support Structures and Utility Support Structures Segments.

     o Operating income increased 46% mainly due to stronger results in the Engineered Support Structures Segment, a significant improvement in the Utility Support Structures Segment, continued record performance in the Tubing Segment and the impact of acquisitions completed in fiscal 2004.

     o Irrigation sales and profitability declined, reflecting reduced North American demand due to lower crop prices and higher energy costs.

     o    Net earnings rose 52%.

     o Cash flow from operations for the quarter exceeded $20 million, driven by stronger earnings and inventory reductions.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the fourth quarter of $286.7 million compared with $227.2 million for the same period of 2003. Fourth quarter 2004 net earnings were $11.8 million, or 48 cents per diluted share, versus fourth quarter 2003 net earnings of $7.7 million, or 32 cents per diluted share.

     For the fiscal year 2004, sales were $1,031.5 million versus $837.6 million in 2003. Valmont's fiscal year net earnings, which included a $6.1 million after-tax charge related to the second quarter debt prepayment, were $27.2 million, or $1.11 per diluted share, compared with 2003 fiscal year earnings of $25.5 million, or $1.05 per diluted share.

Fourth Quarter Review:

     "Improved profitability in our Engineered Support Structures Segment, stronger market conditions and pricing for the Utility Support Structures Segment, the acquisition of Newmark and higher sales and profitability in our Tubing Segment were the main factors that contributed to the improvement in net earnings for the quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Fourth quarter sales increases and the effect of ongoing cost improvements led to improved profitability for the Engineered Support Structure and Utility Support Structures segments. Valmont self-insures employee health care benefits and favorable claims experience reduced health care costs in North America. Additionally, certain foreign income tax benefits resulted in a modest reduction in the effective tax rate for the quarter.

     "Tubing Segment sales rose substantially reflecting higher prices to recover increased steel costs. The increase in sales and stronger market conditions improved profitability.

     "Sales and operating income were lower in the Irrigation Segment. Farmer concerns over lower commodity prices and higher energy costs impacted demand in North America. Significant increases in the selling price of irrigation equipment due to higher steel costs further dampened demand.

     "Coatings Segment results weakened due to reduced demand for anodizing and slightly lower galvanizing sales."

2004 Review:

     "Looking at the year 2004 in total, we faced significant challenges with rapidly rising steel costs. I am pleased with the way our management team reacted. They quickly and appropriately raised prices as steel costs went up. Pricing discipline in every segment, and good cost control helped us to mitigate the impact of rising steel costs on profitability. Market conditions improved in our utility and specialty structures businesses, leading to better performance than last year. The irrigation business improved, reflecting a strong growing season in North America. The tubing business benefited by having steel available in a period of tight supply for customers looking for stable sources of supply. Our coatings business suffered from weak demand for anodizing services and continued increases in workers' compensation costs in California. Apart from the Newmark acquisition, we also successfully completed several smaller acquisitions, improving our product offerings in our utility, lighting and traffic, and sign structures businesses, while providing additional platforms for growth."

Fourth Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $115.5 million, an increase of 24% from 2003 levels. Operating income for the segment rose 60% to $14.1 million.

     Global sales of lighting and traffic products rose. While much of the sales increase was due to higher prices to recover increased steel costs, physical volumes increased as well. In Europe, improved market conditions led to sales gains. Cost reductions made earlier in the year and volume increases contributed to improved profitability for the segment. In North America, while sales of lighting and traffic products to the transportation market increased, the lack of a new long-term highway bill caused delays in some municipal projects, resulting in weaker order entry rates. Commercial lighting sales increased, partly due to the acquisition of Whatley, a composite pole manufacturer, in the second quarter of 2004.

     Sales of wireless communication and sign structures were higher in North America due to price increases to recover higher steel costs and the acquisition of Sigma Industries, an overhead sign structure company, during the third quarter. In China, sales of wireless communication products were lower, as service providers focused on installing the heavy volume of product purchased earlier in the year. Utility structure sales in China were higher than 2003 as the Chinese power industry continued to expand its power grid.

     Profitability for the Engineered Support Structures Segment improved due to volume increases and improved factory performance.

     Valmont has added a Utility Support Structures Segment to its reporting structure. The Utility Support Structures Segment is comprised of Valmont's North American steel utility business and Newmark's concrete and steel utility businesses. The results of these operations were previously reported in the Engineered Support Structures Segment and the former Concrete Support Structures Segment, respectively. Utility Support Structures Segment sales were $67.2 million, sharply higher than the weak fourth quarter of 2003, reflecting the acquisition of Newmark in early 2004, higher sales of steel utility structures and selling price increases. Operating income was $4.5 million, reflecting the return to profitability for the steel utility business and the addition of Newmark. In North America, demand for steel and concrete utility structures rose due to increased spending by utilities on capital and maintenance projects to improve the reliability of the electrical grid system. The integration of Newmark is substantially complete. The combination of Valmont and Newmark's complementary product offerings and skills is expected to result in stronger customer relationships and improved results.

     Sales in the Coatings Segment were 29% lower than last year's fourth quarter at $19.4 million, resulting in an operating loss of $0.3 million for the segment. While galvanizing sales and operating income were slightly lower, the loss of a large anodizing customer caused most of the sales and profitability reduction. The Company also experienced an increase in workers' compensation costs in its California operations. Recent reforms in the California workers' compensation program are expected to moderate the impact of these costs going forward.

Fourth Quarter Summary - Agricultural Markets:

     In the Irrigation Segment, fourth quarter sales were $67.7 million, a 9% decrease from 2003. Operating income for the segment declined 22% to $7.1 million due to lower sales in North America where demand was adversely impacted by lower crop prices, and inflation in energy and fertilizer costs. Despite lower sales, the Irrigation Segment is still producing operating income greater than 10% of sales. The lower sales and production levels led to reduced factory efficiencies, which contributed to lower operating income. In international markets, sales and profitability were comparable to last year.

     In the Tubing Segment, sales were 43% higher at $20.0 million due to higher pricing to recover increased steel costs. Operating income of $3.8 million increased due to an improved pricing environment this year and an unfavorable inventory adjustment made in 2003.

2005 Outlook:

     Commenting on the outlook for 2005, Mr. Bay said, "The relative stability of steel prices is positive going into 2005. We are entering the new year with good momentum in most of our businesses and remain optimistic that we will have a strong performance in 2005. For the Company as a whole, we currently expect sales growth of 5-10% and favorable net earnings comparisons for the year. Our structures businesses should continue to grow with the economy, while reflecting improvements from the 2004 acquisitions. The expected passage of a new federal highway bill this spring would also be positive. We expect solid gains in our utility business as the market strengthens. In our tubing business, the tight supply situation has eased, which might put some pressure on margins. In coatings, unless the industrial economy improves, we expect flat sales with increased profitability. In the irrigation business, the current concern over crop prices and energy costs lead us to believe that 2005 will not exceed 2004 levels."

     An audio discussion of Valmont's fourth quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. February 9, 2005 CST, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3277058 beginning February 9, 2005 at 10:00 a.m. CDT through 12:00 p.m. CDT on February 16, 2005.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                       Fourth Quarter              Year-to-Date
                                                       13 Weeks Ended             52 Weeks Ended
                                                 ------------------------------------------------------
                                                  25-Dec-04     27-Dec-03     25-Dec-04    27-Dec-03
                                                 ---------------------------------------- -------------
Net sales                                          $ 286,675      $ 227,167  $ 1,031,475     $ 837,625
Cost of sales                                        219,213        171,324      785,553       629,635
          Gross profit                                67,462         55,843      245,922       207,990
Selling, general and administrative expenses          44,190         39,859      176,060       153,367
          Operating income                            23,272         15,984       69,862        54,623
Other income (deductions)
     Interest expense                                 (4,969)        (1,888)     (16,073)       (9,897)
     Interest income                                     414            310        1,796         1,095
     Debt prepayment expense                               -              -       (9,860)            -
     Miscellaneous                                      (396)          (173)        (679)         (276)
                                                      (4,951)        (1,751)     (24,816)       (9,078)
          Earnings before income taxes, minority
          interest, equity in earnings (losses) of
          non-consolidated subsidiaries and change    18,321         14,233       45,046        45,545
          in accounting principle
Income tax expense                                     6,268          5,043       16,031        16,534
          Earnings before minority interest, equity in
          earnings (losses) of nonconsolidated
          subsidiaries and change in accounting
          principle                                   12,053          9,190       29,015        29,011
Minority interest                                       (556)          (597)      (2,397)       (2,222)
Earnings (losses) in nonconsolidated subsidiaries        276           (493)         572          (936)
Cumulative effect of change in accounting principle       -            (366)          -           (366)
          Net earnings                              $ 11,773        $ 7,734     $ 27,190      $ 25,487

Average shares outstanding (000's) - Basic            23,955         23,780       23,889        23,805
Earnings per share - Basic                            $ 0.49         $ 0.33       $ 1.14        $ 1.07

Average shares outstanding (000's) - Diluted          24,697         24,436       24,520        24,358
Earnings per share - Diluted                          $ 0.48         $ 0.32       $ 1.11        $ 1.05

Cash dividends per share                             $ 0.080        $ 0.080      $ 0.320       $ 0.315


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                       Fourth Quarter              Year-to-Date
                                                       13 Weeks Ended             52 Weeks Ended
                                                 --------------------------- --------------------------
                                                  25-Dec-04     27-Dec-03     25-Dec-04    27-Dec-03
                                                 --------------------------- ------------ -------------
Net sales
     Engineered Support Structures                 $ 115,494       $ 93,329    $ 400,933     $ 329,998
     Utility Support Structures                       67,185         21,476      178,213        76,842
     Coatings                                         19,370         27,333       88,080       103,692
        Infrastructure products                      202,049        142,138      667,226       510,532

     Irrigation                                       67,711         74,607      297,985       280,780
     Tubing                                           19,989         13,964       83,398        57,783
        Agriculture products                          87,700         88,571      381,383       338,563

     Other                                             4,996          4,555       17,976        17,676
     Less: Intersegment sales                         (8,070)        (8,097)     (35,110)      (29,146)
          Total                                    $ 286,675      $ 227,167   $ 1,031,475    $ 837,625

Operating Income
     Engineered Support Structures                  $ 14,137        $ 8,831     $ 31,607      $ 26,258
     Utility Support Structures                        4,456         (2,142)       7,145        (5,557)
     Coatings                                           (307)        1,364        4,231         6,798
        Infrastructure products                       18,286          8,053       42,983        27,499

     Irrigation                                        7,056          8,999       35,442        34,574
     Tubing                                            3,750          1,450       13,408         6,506
        Agriculture products                          10,806         10,449       48,850        41,080

     Other                                              (505)          (351)      (2,837)       (2,133)
     Corporate                                        (5,315)        (2,167)     (19,134)      (11,823)
          Total                                     $ 23,272       $ 15,984     $ 69,862      $ 54,623

Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

     Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                25-Dec-04                  27-Dec-03
                                                               -------------              -------------
ASSETS
Current assets:
     Cash and cash equivalents                                     $ 30,210                   $ 33,345
     Accounts receivable, net                                       188,975                    151,765
     Inventories                                                    186,988                    116,475
     Prepaid expenses                                                 8,409                      8,622
     Refundable and deferred income taxes                            14,491                     10,903
          Total current assets                                      429,073                    321,110
Property, plant and equipment, net                                  205,655                    190,103
Goodwill and other assets                                           201,948                     93,584
                                                                  $ 836,676                  $ 604,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                         $ 7,962                   $ 15,009
     Notes payable to banks                                           4,682                     15,500
     Accounts payable                                                69,979                     63,256
     Accrued expenses                                                66,756                     55,856
     Dividend payable                                                 1,932                      1,921
          Total current liabilities                                 151,311                    151,542
Long-term debt, excluding current installments                      314,813                    134,653
Other long-term liabilities                                          75,588                     53,108
Shareholders' equity                                                294,964                    265,494
                                                                  $ 836,676                  $ 604,797